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                                                                    EXHIBIT 99.1



[IBIS GRAPHIC][LOGO]



NEWS RELEASE

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COMPANY CONTACTS:                                                      AGENCY CONTACT:
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Debra L. Nelson                       Al Alioto                        Bill Monigle
Chief Financial Officer               V.P. Sales & Marketing           IR/PR Counsel
Ibis Technology Corporation           Ibis Technology Corporation      For Ibis Technology
Phone: (978) 777-4247                 Phone: (978) 777-4247 or         Phone: (603) 424-1184
                                             (831) 662 9100
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FOR RELEASE WEDNESDAY, OCTOBER 17, 2001, 8:00 A.M. EDT


            IBIS TECHNOLOGY RECEIVES ORDER FOR OXYGEN IMPLANTER FROM
                        SHANGHAI INSTITUTE OF METALLURGY


DANVERS, Mass, Oct. 17, 2001--Ibis Technology Corporation (Nasdaq: IBIS), the leading provider of SIMOX-SOI implantation equipment and wafers to the worldwide semiconductor industry, today announced that it has received an order for an Ibis 1000 oxygen implanter, including spare parts and other options, from the Shanghai Institute of Metallurgy (SIM), Chinese Academy of Sciences. The system will be used by the Shanghai Simgui Technology Co., Ltd. (STC), a company formed by SIM and others, to manufacture SIMOX-SOI wafers in Shanghai, China, for chipmakers serving the growing Chinese consumer electronics market.

"The Ibis 1000 implanter provides what we believe to be the most cost-effective way to produce high-quality SOI wafers," said Mr. Li Shou-Chen, vice director of the Shanghai Institute of Metallurgy, Chinese Academy of Sciences and Chairman of the Board of Directors of STC. "With the Chinese semiconductor industry growing rapidly, especially in the production of advanced, sub-micron chips, there is a real need for the performance advantages offered by SIMOX-SOI wafers. ICs built on SOI wafers offer the speed and energy efficiency needed for the most advanced electronic products."

Martin J. Reid, president and chief executive officer of Ibis Technology said, "The Shanghai Institute of Metallurgy is widely recognized for the role they have played in the development of advanced semiconductor technology, including significant research and development in the field of silicon-on-insulator wafers. We are pleased that they selected our Ibis 1000 implanter for their SOI production program."

"Despite the slowdown affecting the global semiconductor industry, China's chip industry continues to grow. China is now the fastest growing semiconductor consuming market in the world, according to Cahners In-Stat group, and although the $1.5 billion Chinese semiconductor industry supplies only 20 percent of the nation's OEM chip demands, a State-sponsored chip

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Ibis Receives Order for Implanter from Shanghai Institute of Metallurgy......
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roadmap calls for the migration to deep sub-micron production capabilities. We are pleased to be able to participate in this growth and demonstrate our commitment to ensuring wide-spread availability of SIMOX-SOI," added Reid.

According to Reid, Ibis expects to ship the implanter late this year, but revenue from the sale will not be recognized until next year. "SIM is building a new facility to house and support this implanter, and it's likely that installation and acceptance of the system will not take place until perhaps the second quarter of 2002," said Reid.

ABOUT SIMOX-SOI

Silicon-on-Insulator (SOI) is a manufacturing technology where an insulating layer is created in a silicon wafer, isolating the top layer of silicon where the active transistors will be manufactured from the rest of the bulk silicon wafer. The buried oxide layer acts as a barrier to reduce electrical leakage from the transistors, resulting in semiconductor devices that are faster and more power efficient. These benefits make SOI a valuable technology for chipmakers producing IC's for high performance or low power applications such as servers and workstations, portable and desktop computers, wireless communication devices, integrated optical components and automotive electronics.

Separation-by-Implantation-of-Oxygen (SIMOX) refers to a technique used by Ibis for manufacturing SOI wafers where an oxygen implanter is used to create a very thin insulating layer within the wafer, just below a thin layer of silicon on the top of the wafer. Compared to competing technologies, the SIMOX process offers high quality SOI wafers at competitive costs in production quantities.

ABOUT IBIS TECHNOLOGY

Ibis Technology Corporation is the leading provider of SIMOX-SOI
(Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers and equipment for the worldwide semiconductor industry. The company is headquartered in Danvers, Massachusetts and maintains an office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' World Wide Web site at www.ibis.com.

ABOUT SHANGHAI INSTITUTE OF METALLURGY, CHINESE ACADEMY OF SCIENCES

The Shanghai Institute of Metallurgy, Chinese Academy of Sciences is a research institute, which has focused its research efforts on furthering the national economic development of China. Its current research activities are concentrated in the fields of electronic sciences and technology, material sciences and engineering and its targeted goals include new materials, devices and technology related to the areas of information and energy.

ABOUT SHANGHAI SIMGUI TECHNOLOGY CO., LTD.

The Shanghai Simgui Technology Co., Ltd. was co-founded in 2001 by Shanghai Institute of Metallurgy and other investors, based on a directorate system, specifically to manufacture and sell SIMOX-SOI wafers to producers of semiconductor devices for ultimate use in the consumer industry. STC's initial target market consists of manufacturers of communication semiconductor devices for the growing Chinese market. The company is located in Jiading District, Shanghai.


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Ibis Receives Order for Implanter from Shanghai Institute of Metallurgy......
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"SAFE HARBOR" STATEMENT: This release may contain forward-looking statements that are subject to certain risks and uncertainties including statements regarding the Shanghai Simgui Technology Co., Ltd.'s use of the system and the Company's schedule to ship the implanter and recognize revenue from this sale. Such statements are based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, equipment capacity and supply constraints or difficulties, limitations on the ability to protect the Company's patents and proprietary technology, the Company's limited history with regard to sales of implanters, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings. All information set forth in this press release is as of October 17, 2001, and Ibis undertakes no duty to update this information unless required by law. This press release does not constitute a change from the executed contracts.

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